Filed Pursuant to Rule 424(b)(3)
SEC File Number 333-138561

Prospectus

SINO FIBRE COMMUNICATIONS, INC.
2,875,000 Shares of Common Stock

We are registering for sale by eleven selling shareholders, 2,875,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. Currently we are not listed for trading on any national securities exchange or the NASDAQ Stock Market. If our common stock becomes quoted on the Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See "Risk Factors" starting at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2007.

SUMMARY OF OUR OFFERING

Our business

We were incorporated on August 19, 1999. We were originally incorporated as Pacific Rim Solutions Inc. to market and distribute an oxygen enriched water product called biocatalyst in the province of British Columbia. However, as a result of a dispute with the original license holder, we decided to discontinue all operations relating to biocatalyst. On January 30, 2006, we changed our name and business purpose to reflect our current business of marketing Chinese fiber optical services primarily to non-Chinese foreign telecommunications carriers and corporate users.

Our principal executive offices are located at The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, New York 10174. Our telephone number is (212) 907-6522. Our fiscal year end is December 31.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	2,875,000 shares of common stock
Offering price per share	$0.05
Net proceeds to us	None
Number of shares outstanding before the offering	16,481,400
Number of shares outstanding after the offering if all of the shares are sold	16,481,400

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of	As of
	September 30, 2006	December 31, 2005	December 31, 2004
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Total Assets	$56,755	$10,859	$3,175
Total Liabilities	$173,027	$47,526	$7,750
Stockholders Equity (Deficit)	$(116,272)	$(36,667)	$(4,575)
	Nine Months	From Inception	From Inception
	Ended	Through	Through
	September 30, 2006	December 31, 2005	December 31, 2004
	(Unaudited)	(Audited)	(Audited)
Income Statement
Revenue	$0	$60	$0
Total Expenses	$415,959	$43,622	$33,268
Net Loss	$(415,585)	$(43,889)	$(38,768)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with SINO FIBRE COMMUNICATIONS, INC.:

1. Our auditors have issued a going concern opinion. This means we may not be able to achieve our objectives and may have to suspend or cease operations.

Our auditors have issued a going concern opinion as at December 31, 2005. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits. If we are unable to do so, we will have to cease operations and you will lose your investment.

2. We lack an operating history for our current business and have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, you will lose your investment.

While we were incorporated in August 1999, we have just initiated our current business operations. Therefore our current operating history cannot be used to determine our future success or failure. Our net loss since inception is $513,596. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to sell our clients' fiber optical services to non-Chinese foreign telecommunications carriers and corporate users. Based upon current plans, we expect to incur operating losses in the immediate future because we will be incurring expenses which will exceed our revenues. Our failure to operate profitably will cause you to lose your investment.

3. If we do not attract clients, we will not make a profit and as a result you could lose your investment.

We have one client. We may not be able to attract more clients, since our future clients will be competitors of our current client. Further, we have not conducted any market research in the acceptance of our services. Even if we obtain clients, there is no guarantee that we will generate a profit. If we cannot generate a profit, we will have to suspend or cease operations.

4. We spent all of the proceeds from our private placement to maintain our business operations. If we can't raise additional money you could lose your investment.

We have just initiated our operations. We raised net proceeds of $345,000 from our private placements. We have spent $345,000 and need additional cash. If we can't raise additional money, you could lose your investment.

5. If we do not make a profit, we may have to suspend or cease operations and you will lose your investment.

Because we are small and do not have much capital, we must limit marketing our services. The sale of services is how we will initially generate revenues. Because we will be limiting our marketing activities, we may not be able to attract enough clients to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations and you will lose your investment.

6. Because our operations are all located outside of the United States and are subject to Chinese laws, any change of Chinese laws may adversely affect our business.

All of our operations are outside the United States and in China, which exposes us to risks, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in Chinese laws and regulations, exposure to possible expropriation or other Chinese government actions, and unsettled political conditions. These factors may have a material adverse effect on our operations or on our business, results of operations and financial condition.

7. Our international expansion plans subject us to risks inherent in doing business internationally.

Our long-term business strategy relies on the expansion of our international sales by targeting markets outside China, such as the United States. Risks affecting our international expansion include challenges caused by distance, language and cultural differences, conflicting and changing laws and regulations, foreign laws, international import and export legislation, trading and investment policies, foreign currency fluctuations, the burdens of complying with a wide variety of laws and regulations, protectionist laws and business practices that favor local businesses in some countries, foreign tax consequences, higher costs associated with doing business internationally, restrictions on the export or import of technology, difficulties in staffing and managing international operations, trade and tariff restrictions, and variations in tariffs, quotas, taxes and other market barriers. These risks could harm our international expansion efforts, which could in turn materially and adversely affect our business, operating results and financial condition.

8. We face risks associated with currency exchange rate fluctuations, any adverse fluctuation may adversely affect our operating margins.

Although we are incorporated in the United States, the majority of our current revenues are in Chinese currency. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. Fluctuations in the value of the U.S. dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses. Historically, we have not engaged in exchange rate hedging activities. Although we may implement hedging strategies to mitigate this risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and may involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategy and potential accounting implications.

9. If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

10. The Chinese government could change its policies toward private enterprises, which could adversely affect our business.

Our business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time. Changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could result in the total loss of our investment in China.

11. The economic, political and social conditions in China could affect our business.

All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although the Chinese government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China' s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Therefore, the Chinese government' s involvement in the economy could adversely affect our business operations, results of operations and/or financial condition.

12. The significant but uneven growth in the economy of China in the past 20 years could have an adverse effect on our business and results of operations.

The Chinese government has implemented various measures from time to time to control the rate of economic growth. Some of these measures benefit the overall economy of China, but may have a negative effect on us.

13. Government control of currency conversion and future movements in exchange rates may adversely affect the Company's operations and financial results.

We will receive substantially all of our revenues in Renminbi, the currency of China. A portion of such revenues will be converted into other currencies to meet our foreign currency obligations. Foreign exchange transactions under our capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange in China. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures. The Chinese government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi into foreign currency. Although the exchange rate of the Renminbi to the U.S. dollar has been stable since January 1, 1994, and the Chinese government has stated its intention to maintain the stability of the value of Renminbi, there can be no assurance that exchange rates will remain stable. The Renminbi could devalue against the U.S. dollar. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which our earnings and obligations are denominated. In particular, a devaluation of the Renminbi is likely to increase the portion of our cash flow required to satisfy our foreign currency-denominated obligations.

14. Because the Chinese legal system is not fully developed, our legal protections may be limited.

The Chinese legal system is based on written statutes and their interpretation by the Supreme People's Court. Although the Chinese government introduced new laws and regulations to modernize its business, securities and tax systems on January 1, 1994, China does not yet possess a comprehensive body of business law. Because Chinese laws and regulations are relatively new, interpretation, implementation and enforcement of these laws and regulations involve uncertainties and inconsistencies and it may be difficult to enforce contracts. In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations. Moreover, interpretative case law does not have the same precedential value in China as in the United States, so legal compliance in China may be more difficult or expensive.

15. It may be difficult to serve us with legal process or enforce judgments against our management or us.

All of our assets are located in China. In addition, all of our officers, and all but two of our directors, are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons to originate an action in the United States. Moreover, there is uncertainty that the courts of China would enforce judgments of U.S. courts against us or our directors and officers based on the civil liability provisions of the securities laws of the United States or any state, or entertain an original action brought in China based upon the securities laws of the United States or any state.

Investment risks:

16. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

17. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

18. Because we may issue additional shares of common stock in public offerings or private placements, your ownership interest in us may be diluted.

Because in the future we may issue shares of common stock to pay for services, to pay for equipment, or to raise money for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by the board of directors. They selected the $0.05 price the sale of our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are eleven selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. There is, however, no assurance of when, if ever, the shares will become traded on the Bulletin Board or any other exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $35,000.00. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met. There are no pre-existing contractual agreements for any person to purchase the shares.

Of the 16,481,400 shares of common stock outstanding as of September 30, 2006, 1,880,027 shares are owned by our officers and directors and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer' s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We were incorporated in the State of Nevada on August 19, 1999. We maintain our statutory registered agent's office at Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89601 and our executive office is located at The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, New York 10174. Our telephone number is (212) 907-6522. This is our mailing address as well.

We have no revenues, have achieved losses since commencing our current operations. Since beginning our current operations, we have relied upon the sale of our securities to fund operations.

We have completed a private placement of securities and raised gross proceeds of $345,000. We have begun conducting our operations.

Services

We have an exclusive memorandum of understanding with Sino-Con Telecomm Group., Ltd., to promote and sell Sino-Con's fiber optic backbone services to foreign telecommunications carriers and corporate users. Under the agreement, we have to form a partnership to market Sin-Con's services to foreign companies and telecommunications carriers. As of the date hereof, we have not formed the partnership, but we have begun promoting Sino-Con's services. Under our agreement with Sino-Con, we will be paid a commission for each non-China customer that we recruit and sign to an agreement with Sin-Con to provide services.

We are selling IP broadband and telecommunications network routing based upon either the number of seconds or minutes a customer uses the network, or the amount of data passed through the network, or via an annual lease contract for use of the network not to exceed a certain size of total calls or data routed through the network. We will be paid a commission of at least 15% on the contracts signed by our clients and Sino-Con.

Industry

We promote low cost fiber optical systems to non-Chinese international telecommunications companies and large corporations that desire intercity connections within China. The systems we provide are products and services created and owned by Sino-Con Telecom Group Co., Ltd, a Chinese licensed broadband carrier that provides broadband domestic and international services to telecommunications providers over a Chinese nationwide fiber optic network that it owns. Sino-Con owns 32,000 kilometer optical fiber network in China that covers 156 cities and 31 provinces with emphasis on the greater Shanghai area and the Pearl River Delta.

Sino-Con fiber optic backbone provides a fiber optic network within China that allows for long distance and local telephone services, Internet services, television services, and wireless LAN services. Our role will be to market leasing these optic fiber services to non-China corporations.

Sino-Con offers a variety of services over broadband cable systems, including video, high-speed Internet and phone. Over the past several years, it has increased the reliability and capacity of its systems, enabling it to deliver new services, such as digital cable, high-speed Internet and IP-enabled phone.

Video Services

Sino-Con offers a full range of video services. It tailors its channel offerings for each system serving a particular geographic area according to applicable regulatory requirements, programming preferences and demographics. Subscribers typically pay us on a monthly basis and generally may discontinue services at any time. Monthly subscription rates and related charges vary according to the type of service selected and the type of equipment the subscriber uses. Our video service offerings include the following:

High-Speed Internet Services

Sino-Con offers high-speed Internet access that is constantly connected, with downstream speeds generally from 6Mbps to 8Mbps depending on the service selected. This service also includes our interactive portal which provides multiple e-mail addresses, online storage and a variety of proprietary content, value-added features and enhancements, designed to take advantage of the speed of the Internet connection we provide.

Phone Services

Sino-Con offers IP-enabled phone service that provides unlimited local and domestic long distance calling, including features such as Voice Mail, Caller ID and Call Waiting.

Customer and Technical Service

Sino-Con offers its customers through local, regional and national call and technical centers. Generally, our call centers provide 24/7 call answering capability, telemarketing and other services. Our technical services functions and performs various tasks, including installations, transmission and distribution plant maintenance, plant upgrades and activities related to customer service.

Our Planned Operations - Marketing

Our plan of operation is promote Sino-Con Telecomm Group., Ltd., fiber optic backbone network. to non-Chinese corporations. We plan to do that by conducting market research on the demand for such services and to contact potential Telecom Carriers and individual corporations directly.

Website

We currently maintain a website at www.sinofibre.com.

Revenues

We will generate revenues in the form of commissions paid by Sino-Con Telecomm Group., Ltd. The commissions will be paid on the basis of a flat wholesale rate provided to our company by Sino Con Telecomm Group and then revenue sharing between Sino Con Telecomm Group and our company on revenue received above our wholesale cost.

Competition

We compete with China Netcom Corp., China Railcom., China Telecom., and, China Unicom, Chinese corporations that maintain fiber optic backbones in China. We also compete with their marketing agents.

Employees

We have one full-time employee and no part-time employees.

Consultants

On January 1, 2006, we retained Daniel Bouillet as a consultant to provide us with services related to his role as our Chief Technology Strategist. Pursuant to the terms of the agreement we will pay $3,000 per month with an option to acquire up to 900,000 shares of common stock at an exercise price equal to the opening price of the Company' s stock on its first day of public trading.

On January 15, 2006, we retained Ye Lian Zhi as a consultant to provide us with services related to obtaining all necessary permits and written consents from various parties to secure exclusive rights from Sino-Con Telecomm Group, Co., Ltd., China. Pursuant to the terms of the agreement we will pay $50,000 annually and 300,000 shares of common stock.

On January 17, 2006, we retained Eric Fore as a consultant to provide us with services related to his role as the Company' s Chief Financial Officer. Pursuant to the terms of the agreement we will pay $3,333 per month with an option to acquire up to 50,000 shares of common stock with an exercise price not to be determined until such time as the Company' s stock is publicly traded.

On June 15, 2006, we retained Glenn Henricksen as a consultant to provide us with services related to his role Chief Financial Officer replacement. Pursuant to the terms of the agreement we will pay $2,500 per month, for twelve months, together with 50,000 shares of common stock and an option to acquire up to 200,000 additional shares of common stock at an exercise price of the Company' s stock on its first day of public trading.

Offices

We maintain two offices. We maintain one office at The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, New York 10174. Our telephone number is (212) 907-6522. We lease this space from HQ Global Workplaces, Inc. pursuant to a written lease agreement. We occupy a shared serviced office space on the 26th floor of The Chrysler Building. We pay monthly rent of $300.00. Our lease expires January 31, 2007.

We also maintain an office One Exchange Square, 39th Floor, 8 Connaught Place, Central, Hong Kong. Our telephone number is (852) 3101-7366. We lease this space from SERVCORP pursuant to a written lease dated January 19, 2006. We occupy a shared serviced office space on the 39th Floor of One Exchange Square. We pay monthly rent of HKD$1,600. Our lease expires January 31, 2007.

Doing Business in China

Chinese Legal System

The practical effect of the Chinese legal system on our business operations in China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise Laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several provinces. Similarly, the Chinese accounting laws mandate accounting practices, which are not consistent with US Generally Accepted Accounting Principles. The Chinese accounting laws require that an annual "statutory audit" be performed in accordance with Chinese accounting standards and that the books of account of Foreign Invested Enterprises be maintained in accordance with Chinese accounting laws. Article 14 of the People's Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities. Otherwise there is risk that its business license will be revoked.

Second, while the enforcement of substantive rights may appear less clear than those in the United States, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies which enjoy the same status as other Chinese registered companies in business dispute resolution. Because the terms of the Company's various Articles of Association provide that all business disputes pertaining to Foreign Invested Enterprises will be resolved by the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden applying Chinese substantive law, the Chinese minority partner in the Company's joint venture companies will not assume any advantageous position regarding such disputes. Any award rendered by this arbitration tribunal is, by the express terms of the various Articles of Association, enforceable in accordance with the "United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958)." Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

Economic Reform Issues

Although the Chinese Government owns the majority of productive assets in China, in the past several years the Government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there is no assurance that:

-	The Company will be able to capitalize on economic reforms;
-	The Chinese Government will continue its pursuit of economic reform policies.
-	The economic policies, even if pursued, will be successful;
-	Economic policies will not be significantly altered from time to time; and
-	Business operations in China will not become subject to the risk of nationalization.

Negative impact on economic reform policies or nationalization could result in a total investment loss in the Company's common stock.

Since 1979, the Chinese Government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and readjusted. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect the Company's operations.

Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that the rate of inflation has increased. In response, the Chinese Government recently has taken measures to curb the excessively expansive economy. These measures included implementation of a unitary and well-managed floating exchange rate system based on market supply and demand for the exchange rates of Renminbi, restrictions on the availability of domestic credit, reduction of the purchasing capability of certain of its citizens, and centralization of the approval process for purchases of certain limited foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese Government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

To date reforms to China's economic system have not adversely affected the Company's operations and are not expected to adversely affect the Company's operations in the foreseeable future; however, there can be no assurance that reforms to China's economic system will continue or that the Company will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese Government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, reduction in tariff protection and other import restrictions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Plan of Operation

We are a development stage Company and have not yet generated or realized any revenues from our current business operations.

We are not going to buy or sell any plant or significant equipment during the next twelve months. The initial cost for the design of our website was $2,000.

We will not be conducting any product research or development. Further we do not expect significant changes in the number of employees other than possibly hiring one or two translators.

Our specific goal is to promote Sino-Con Telecomm Group., Ltd., to promote and sell Sino-Con's fiber optic backbone services to foreign telecommunications carriers and corporate users. complete the development of our website and assemble a client database. We intend to accomplish the foregoing through the following milestones:

1.

We intend to promote and sell Sino-Con Telecomm Group., Ltd.'s fiber optic backbone services to foreign telecommunications carriers and corporate users. We intend to do this by completing an exclusive services agreement with Sino Con Telecomm Group as soon as is practicable and to determine the demand for such services by International companies and Telecom Carriers and to market these services directly to such companies and Carriers.

2.	Once clients have been secured, we intend to hire at least 5 full time employees.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we will have to attract customers who will enter into agreements with Sino-Con Telecomm Group., Ltd., use Sino-Con' s fiber optic backbone services.

Liquidity and Capital Resources

On January 10, 2006, we completed a private placement of securities and raised gross proceeds of $345,000. We have spent all of the cash.

As of the date of this prospectus, we have initiated operations, but have not generated any revenues.

As of September 30, 2006, our total assets were $56,755 and our total liabilities were $173,027. As of September 30, 2006, we have no cash.

The Company is a development stage company. In a development stage company, management devotes most of its activities to developing a market for its products and services. Planned principal activities have begun but the Company has not generated significant revenues to date. We had a net loss of $415,585 for the nine months ended September 30, 2006 and had a working capital deficit of $116,272, and a stockholders' deficit of $116,272 at September 30, 2006. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to this matter include raising of additional equity financing. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

We have not generated any revenues from our operations during the last two years.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets - an Amendment of APB Opinion No. 29", (hereinafter "SFAS No. 153"). This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4" (hereinafter "SFAS No. 151"). This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments" (hereinafter "SFAS No. 123 (R)"). This statement replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123 (R) establishes standards for the accounting for share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based award, share appreciation rights and employee share purchase plans. SFAS No. 123 (R) requires an entity to measure the cost for an award of equity instruments based on the fair value of the award on the grant date (with limited exceptions). That cost will be recognized in the entity's financial statements over the period during which the employee is required to provide services in exchange for the award. The Company did not have any stock based compensation prior to the adoption of SFAS No. 123(r) on January 1, 2006.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our officers and directors is set forth below:

Name	Age	Position Held
Matthew Mecke	37	president, principal executive officer and chairman of the board of directors

Daniel McKinney	46	member of the board of directors

Samuel Chan	59	secretary, treasurer and a member of the board of directors

Glenn Henricksen	47	principal financial officer, principal accounting officer

Our directors serve until our next annual meeting of the stockholders or until he or she resigns earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

Since January 2006, Mr. Mecke has been our president, principal executive officer and chairman of board of directors. From October 2003 to January 2006, Mr. Mecke was a founder, vice chairman, president, and CEO of Asia Payment Systems (OTCBB: APYM). From October 1998 to July 1999, Mr. Mecke was a co-founder and served as senior vice president, Systems and Product Development for First Ecom.com (NASD: FECC), an international e-commerce payment gateway pioneer which linked e-commerce merchants with offshore back-end transaction processing systems. From April 1994 to July 1998, Mr. Mecke was an employee of First Data Corp. in the United States and Hong Kong. Mr. Mecke was responsible for middle management of retail card system operations. In the late 1990s, Mr. Mecke was a management executive of First Data Asia in Hong Kong, where his responsibilities included strategic planning, new business development, e-commerce applications and pricing.

Since January 2006, Mr. McKinney has been a member of board of directors. Prior to joining us, Mr. McKinney founded Asia Properties, Inc. in August 1999. From March 1981 until August 1999, Mr. McKinney established McKinney International, a Hong Kong based company engaged in cutting gemstones & supplying world markets. From January 1982-84 he founded the Hong Kong Gem & Jewelry show. From April 1984 to 1987 he worked to establish Wynmere Ltd., Thailand, a direct selling jewelry company with its manufacturing in Bangkok and gemstone sourcing in Hong Kong In 1989, he established Coldway Ltd., an investment banking firm. In 1994, Mr. McKinney founded Cement Services, Ltd., a construction company, based in Bangkok. In April 1998 he founded Asia Properties, Inc. a Bangkok based public real estate company. From 1999-2001 Mr. Mckinney served as a board member of Sunflower (USA) Ltd., a public company with a large industrial facility in China manufacturing copper pipes. From August 2004 to January 2006, Mr. Mckinney served as a Director of Savoy Resources Corp, a publicly traded mining company. Mr. Mckinney graduated from Hong Kong International School in 1979 and studied Chemistry and Biology at Houston Baptist University from 1979 to 1981. Mr. Mckinney speaks Cantonese, Thai, and some Portuguese.

Since January 2006, Mr. Chan has been our secretary, treasurer and a member of our board of directors. Since May 2005, Mr. Chan has served as CEO of American Unicheer Group, an information technology start-up company focusing on smart card technology which is used for online financial and secured authentication. In 1995 Mr. Chan co-founded Trade Easy, now a publicly traded company in Hong Kong which engages in the business of providing trade services for Hong Kong and Chinese manufacturers both online and offline.

Since June 2006, Mr. Henricksen has been our principal financial officer, principal accounting officer and a member of the board of directors. Mr. Henricksen was responsible for developing and building the African Development Bank's fixed rate bond investment department and designed and implemented treasury investment and risk management tools in the company's offices in Abidjan, Ivory Coast, Africa from September 2000 to August 2002. He also spent three years with investment dealer Bear Stearns from June 1997 to June 2000. In addition to regional responsibilities, Mr. Henricksen also was responsible for several global trading books, including corporate bonds, convertibles and structured products Prior to that Mr. Henricksen was a principal with BlackRock Financial Management from November 1992 to February 1997 where he was the portfolio manager responsible for the firm's US$10 billion in corporate bond investments. Prior to BlackRock, Mr. Henricksen worked in the investment department of New York Life from June 1988 to November 1992 where he was portfolio manager responsible for a wide variety of investments including asset-backed, high-grade corporates, high-yield, mortgages, CMO's and private placements. He started New York Life's first emerging markets investment unit where he undertook initial sector research, was granted investment authority, hired staff and managed the portfolios. Mr. Henricksen, 47, graduated cum laude from the State University of New York at Buffalo with a BS/MBA in Finance in September 1982.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

There are no potential conflicts of interest.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the three most recent fiscal years. Our fiscal year end is December 31. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities
				Compen	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	sation	Award(s)	Options /	Payouts	Compens
Position [1]	Year	($)	($)	($)	($)	SARs (#)	($)	ation ($)
Matthew Mecke	2005	9,500	0	0	0	0	0	0
President and Chief	2004	0	0	0	0	0	0	0
Executive Officer	2003	0	0	0	0	0	0	0

Daniel McKinney	2005	0	0	0	0	0	0	0
Director	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Samuel Chan	2005	0	0	0	0	0	0	0
Secretary and Treasurer	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Eric Fore	2005	0	0	0	0	0	0	0
Principal Financial	2004	0	0	0	0	0	0	0
Officer	2003	0	0	0	0	0	0	0

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors, other than our 2004 Stock Option Plans. Under this plans, the board of directors is vested with discretionary authority to grant options to persons furnishing services to us. As of October 31, 2006, there were 2,000,000 shares in the plans. No options have been granted and no shares have been issued under the plan.

Option Grants to Officers in the Last Fiscal Year

We did not grant any options to our Officers during the last fiscal year.

Future Compensation

For the fiscal year ending December 31, 2006, we plan to pay Mr. Mecke, $114,000; Mr. McKinney, $0; Mr. Chan $ 0; and, Mr. Fore $39,996.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans other than our 2004 Stock Option Plan.

Compensation of Directors

We did not pay any compensation to our directors in the past three fiscal years and do not have any plans to pay our directors any money in the current fiscal year.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

MARKET FOR COMMON EQUITY AND RELATED MATTERS

There is no public trading market for our common stock. At September 30, 2006, the Company has granted 1,550,000 options to purchase common shares. The exercise price will be established at the opening price of the Company's common stock on the first day of trading after the registration statement is effective. 16,481,400 shares of common stock are currently outstanding. 1,880,027 shares are currently owned by our officers and directors and can only be sold pursuant to Reg. 144 of the Securities Act of 1933. 2,875,000 shares are owned by the Selling Shareholders. We do not have any equity compensations plans, other than our 2004 stock option plan. Further we do not have any employee benefit plan, or any dividend reinvestment plans. We have 83 holders of our shares of common stock. We have not declared any dividends on our shares of common stock during the last two years. There are no restrictions that limit our ability to pay dividends on our common stock or that are likely to do so in the future.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors and officers, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares.

Name and Address	Number of	Percentage of
Beneficial Ownership	Shares	Ownership
Matthew Mecke [1]	230,027	1.40%
39th Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong

Daniel McKinney [1]	1,500,000	9.10%
F-15-68 Mar Vista
#1 Batu Gerringhi
Penang, 11100 Malaysia

Samuel Chan [1]	0	0%
1900 Pepper Street
Suite #12
Alhambra, CA 91801

Glenn Henricksen [1]	50,000	0.030%
30 Stubbs Road
Hanae Villa
Happy Valley, Hong Kong

All Officers and Directors as a	1,780,027	10.80%
Group (4 persons)

China Wave Limited	1,420,787	8.62%
24 De Castro Street
Wickhams Cay I
Road Town, Tortola

James Lin	3,461,582	21.00%
125 North Deheny Drive
Beverly Hills, CA

Moon Gate Ltd.	1,370,000	8.31%
Akara Bldg
24 De Castro Street
Wickhams Cay I
Road Town, Tortola

Gao Guanngyn	1,370,787	8.32%
#5 Shang Di Dong Road
Beijing, China 1000085

Kellwood Group	1,406,940	8.54%
116 Sea Meadow House
Tortola, BVI

Feng Hai Qin	1,384,633	8.40%
Room 803, Building B, Jing Meng Hi Tech Plaza
#5 Shang Di Dong Road

Beijing, China 1000085
Greater Asia Capital Limited	1,420,787	8.62%
901B, Kinwick Center
32 Hollywood Road, Central, Hong Kong

Mastermind Group, Inc.	1,000,000	6.07%
P. O. Box 470271
Tulsa, Oklahoma 74147

[1]     The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Mr. Mecke is the only "promoter" of our company.

Securities authorized for issuance under equity compensation plans.

We have one equity compensation plan under which our shares of common stock have been authorized for issuance to our officers, directors, employees and consultants, namely our 2004 Stock Option Plan. The plan provides for the issuance of stock options for services rendered to us. The board of directors is vested with the power to determine the terms and conditions of the options. The plan includes 20,000,000 common shares. As of October 31, 2006, no options had been granted.

	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
	and rights	and rights	column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders:	None	$0.00	None

Equity compensation plans not approved by securities holders:	None	$0.00	2,000,000

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage of shares
		Percentage of		owned after the
	Total number of	shares owned	Number of	offering assuming all
	shares owned prior	prior to	shares being	of the shares are sold
Name	to offering	offering	offered	in the offering
China Wave Limited [1]	1,420,787	8.62%	600,000	4.98%
24 De Castro Street
Wickhams Cay I
Road Town, Tortola

WenWen Li	30,000	0.18%	30,000	0.00%
Room 1802, Bldg. B
Jing Yaun Pengram Garden
CaiHu Ying #A88
Beijing, China

James Lin	3,461,582	21.00%	500,000	17.97%
125 North Deheny Drive
Beverly Hills, CA

Bradley Miller	50,000	0.30%	50,000	0.00%
1716 South Gary Avenue
Tulsa, OK

Brian Miller	15,000	0.09%	15,000	0.00%
1716 South Gary Avenue
Tulsa, OK

Moon Gate Ltd. [2]	1,370,000	8.31%	300,000	6.49%
Akara Bldg
24 De Castro Street
Wickhams Cay I
Road Town, Tortola

Mastermind Group, Inc. [3]	1,000,000	6.07%	1,000,000	0.00%
P. O. Box 470271
Tulsa, Oklahoma 74147

Papassaporn Bennett	100,000	0.61%	100,000	0.00%
Apt. 6a, 102 Caine Rd.
Mid Levels, Central, HK

Vassana Taylor	200,000	1.22%	200,000	0.00%
382/49 Moo 1 Soi Laguna
Sirisoonthorn Rd., Phuket
Thailand

Liliane Rood	40,000	0.24%	40,000	0.00%
Stationsstraat 183
Lot 1654 Belgium

Lars Tormod Haugen	40,000	0.24%	40,000	0.00%
Sehitler Mah, Inonu Sok.
No. 5/K1, Sahlihli, Manissa Turkey

TOTAL	7,727,369	46.88%	2,875,000	29.44%

[1]	China Wave Limited is owned and controlled by Andre Bahlmann who exercises sole voting and investment control over the shares.
[2]	Moon Gate Ltd. is owned and controlled by Karen Chen who exercises sole voting and investment control over the shares.
[3]	Mastermind Group, Inc. is owned and controlled by Scott Chapman who exercises sole voting and investment control over the shares.

None of the selling shareholders has, or has had within the past three years, any position, office, or other material relationship with us or any of our predecessors or affiliates.

None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

We issued the foregoing 7,727,369 shares of common stock as restricted securities pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933 or Reg. S promulgated thereunder.

Future Sales of Shares

A total of 16,481,400 shares of common stock are issued and outstanding. Of the 16,481,000 shares outstanding, 15,865,000 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Of the 15,865,000 restricted shares outstanding, 2,875,000 shares are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC' s Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent is Transfer Online, Inc., 317 SW Alder Street, 2nd Floor, Portland, Oregon 97204 and its telephone number is (503) 227-2950.

CERTAIN TRANSACTIONS

An amount of $2,000 representing a cash advance is owing to James King our former president at December 31, 2005 and is secured by a promissory note. The note bears interest at four percent per annum, is unsecured and is payable on demand, but not before December 7, 2006, unless agreed to by a corporate resolution of the board of directors. During the year ended December 31, 2005, we accrued interest charges of $5, and as at December 31, 2005, accrued interest totals $5.

An amount of $2,000 representing a cash advance is owing to James King our former president at December 31, 2005 and is secured by a promissory note. The note bears interest at four percent per annum, is unsecured and is payable on demand, but not before October 31, 2006, unless agreed to by a corporate resolution of the board of directors. During the year ended December 31, 2005, we accrued interest charges of $23, and as at December 31, 2005, accrued interest totals $23.

An amount of $780 representing a cash advance is owing to James King our former president at December 31, 2005 and is secured by a promissory note. The note bears interest at four percent per annum, is unsecured and is payable on demand, but not before October 19, 2006, unless agreed to by a corporate resolution of the Board of Directors. During the year ended December 31, 2005, we accrued interest charges of $6, and as at December 31, 2005, accrued interest totals $6.

An amount of $2,500 representing a cash advance is owing to James King our former president at December 31, 2005 and is secured by a promissory note. The note bears interest at four percent per annum, is unsecured and is payable on demand, but not before September 30, 2006, unless agreed to by a corporate resolution of the board of directors of the Company. During the year ended December 31, 2005, we accrued interest charges of $39, and as at December 31, 2005, accrued interest totals $39.

An amount of $1,500 representing a cash advance is owing to James King our former president at December 31, 2005 and is secured by a promissory note. The note bears interest at four percent per annum, is unsecured and is payable on demand, but not before August 30, 2006, unless agreed to by a corporate resolution of the board of directors. During the year ended December 31, 2005, we accrued interest charges of $28, and as at December 31, 2005, accrued interest totals $28.

An amount of $11,372 representing cash advances is owing to James King our former president and a former director at December 31, 2005 and is secured by promissory notes. The notes bear interest at four percent per annum, are unsecured and are payable on demand, but not before July 31, 2006, unless agreed to by a corporate resolution of the board of directors. During the year ended December 31, 2005, the Company accrued interest charges of $226, and as at December 31, 2005, accrued interest totals $226.

An amount of $503 representing expenses paid on our behalf is owing to James King our former president at December 31, 2005. The amount due is non-interest bearing, unsecured and has no specific terms of repayment.

James King, our former president donated office space for our use at a nominal value of $500 per annum, which has been recorded as donated rent. For the year ended December 31, 2005, we charged $500 (2004 - $500) of donated rent to operations.

During the year ended December 31, 2005, Alex Long, a former director provided website development costs of $1,000 on our behalf which has been recorded as donated capital. During the year ended December 31, 2004, Alex Long, a former director incurred $1,200 on our behalf which has been recorded as donated capital.

During the year ended December 31, 2004, management fees of $1,500 were charged to operations pursuant to an executive services agreement with James King, our former president (December 31, 2003 - $750), and expenses were incurred on our behalf $350 (December 31, 2003 - $310). During the year ended December 31, 2003, 1,859,000 common shares were issued to James King our former president to settle management fees and expenses incurred in fiscal 2002.

During the year ended December 31, 2004, James King our former president was issued a total of 316,000 common shares as follows: 131,000 common shares at $0.01 per share in settlement of an amount owing at December 31, 2003 of $1,310; and 185,000 common shares at $0.01 per share in settlement of expenses incurred during the year of $1,850.

On July 28, 2004, we issued 1,000,000 common shares at $0.01 per share pursuant to a share subscription agreement for cash proceeds of $10,000 with a private company whose president, Alex Long, became one of our directors. Alex Long has since resigned as one of our directors.

On September 20, 2004 we issued 100,000 common shares at $0.10 per share pursuant to a share subscription agreement for cash proceeds of $10,000 with a private company whose president, Alex Long, became one of our directors. Alex Long has since resigned as one of our directors.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements as of and for the years ended December 31, 2005 and 2004 and for the period from August 19, 1999 (inception) through December 31, 2005 have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the report of Weinberg & Company, P.A., independent accountants, given on authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by an Independent Registered Accounting Firm.

Our unaudited condensed financial statements for the period ended September 30, 2006 and the audited financial statements for the years ending December 31, 2005 and December 31, 2004, immediately follow:

Index

Condensed Balance Sheets	F-1

Condensed Statements of Operations (Unaudited)	F-2-3

Condensed Statement of Stockholders' Deficit	F-4-5

Condensed Statements of Cash Flows (Unaudited)	F-6

Notes to the Condensed Financial Statements (Unaudited)	F-7 - F-15

Report of Independent Registered Public Accounting Firm	F-16

Balance Sheets	F-17

Statements of Operations	F-18

Statement of Stockholders' Deficit	F-19 - F-20

Statements of Cash Flows.	F-21

Notes to the Financial Statements	F-22 - F-28

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Condensed Balance Sheets
September 30, 2006

	September 30	December 31
	2006	2005
	(Unaudited)
Assets
Current:
Cash	$-	$799
Restricted cash	-	10,000
Accounts receivable	-	60
Prepaid expenses	10,000
Deferred compensation	46,755	-

Total Current Assets	56,755	10,859

Total Assets	$56,755	$10,859

Liabilities
Current:
Accrued liabilities	$20,780	$17,044
Due to related parties	93,541	30,482
Other payable	1,959	-
Common stock to be issued for services	56,747	-
Total Current Liabilities	173,027	47,526

Stockholders’ Deficiency
Capital stock
Authorized:
25,000,000 common stock of $0.001 par value
Issued and Outstanding:
16,481,400 (2005 - 15,101,400) common shares	16,481	15,101
Common stock to be issued	-	1,080
Additional paid-in capital	380,843	305,163
Less: stock subscriptions receivable		(260,000)
Deficit accumulated during the development stage	(513,596)	(98,011)
Total Stockholders’ Deficiency	(116,272)	(36,667)

Total Liabilities and Stockholders’ Deficiency	$56,755	$10,859

See accompanying notes to the condensed financial statements.
F-1

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Condensed Statements of Operations
(Unaudited)

		For The	For The
		Three Months	Three Months
		Ended	Ended
		September 30	September 30
		2006	2005

Revenue		$-	$10

Operating expenses

General and administrative		5,307	283
Management fees		28,500	-
Professional fees		30,838	1,406
Consulting		67,015	-

Total operating expenses		131,660	1,689

Loss from operations		(131,660)	(1,679)

Interest and other income, net		62	-

Net loss	$	(131,598)	$(1,679)

Weighted average number
of shares outstanding – basic and diluted		16,481,400	15,101,000
Net loss per share
– basic and diluted		$(0.01)	$(0.00)

See accompanying notes to the condensed financial statements.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Condensed Statements of Operations
(Unaudited)

	For The	For The	For The Period From
	Nine Months	Nine Months	August 19,1999
	Ended	Ended	(Inception) Through
	September 30	September 30	September 30
	2006	2005	2006
Revenue	$-	$60	$60

Operating expenses

General and administrative	49,861	654	61,080
Management fees	85,500	-	92,000
Professional fees	91,588	10,556	133,538
Consulting	189,010	3,167	221,510

Total operating expenses	415,959	14,377	508,128

Loss from operations	(415,959)	(14,317)	(508,068)

Interest and other income, net	374	-	47
Gain on settlement of debt	-	-	4,500
Loss on asset impairment	-	-	(5,500)

Loss before discontinued operations	(415,585)	(14,317)	(509,021)

Loss from discontinued operations	-	-	(4,575)

Net loss	$(415,585)	$(14,317)	$(513,596)

Weighted average number
of shares outstanding – basic and diluted	16,112,389	15,098,378
Net loss per share
– basic and diluted	$(0.03)	$(0.00)

See accompanying notes to the condensed financial statements.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Condensed Statements of Stockholders’ Equity (Deficiency)
For The Period From August 19, 1999 (Inception) Through September 30, 2006

								Deficit
								Accumulated
			Common Stock		Additional	Stock		During the
	Common Stock		to be issued		Paid-in	Subscriptions	Deferred	Development
	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	Stage	Total
Balance – August 19, 1999 (Inception)	–	$ –	–	$ –	$–	–	$ –	$ –	$ –
Stock issued in August 1999 for organizational
expenses at $0.001 per share	2,500,000	2,500	–	–	–	–	–	–	2,500
Organizational expenses incurred by a director on
behalf of the Company	–	–	–	–	75	–	–	–	75
Stock issued in August 1999 for “The Biocatalyst
License” at a fair value of $0.001 per share	2,000,000	2,000	–	–	–	–	–	–	2,000
Net loss	–	–	–	–	–	–	–	(4,575)	(4,575)
Balance – December 31, 1999	4,500,000	4,500	–	–	75	–	–	(4,575)	–
Net loss	–	–	–	–	–	–	–	–	–
Balance – December 31, 2000	4,500,000	4,500	–	–	75	–	–	(4,575)	–
Net loss	–	–	–	–	–	–	–	(4,610)	(4,610)
Balance – December 31, 2001	4,500,000	4,500	–	–	75	–	–	(9,185)	(4,610)
Stock issued in January 2002 for expenses at
$0.001 per share	4,610,000	4,610	–	–	–	–	–	–	4,610
Stock issued in July 2002 for debt settlement at
$0.001 per share	500,000	500	–	–	–	–	–	–	500
Donated rent	–	–	–	–	500	–	–	–	500
Net loss	–	–	–	–	–	–	–	(525)	(525)
Balance – December 31, 2002	9,610,000	9,610	–	–	575	–	–	(9,710)	475
Stock issued in January and June 2003 for
expenses at $0.001 per share	3,859,000	3,859	–	–	–	–	–	–	3,859
Donated rent	–	–	–	–	500	–	–	–	500
Net loss	–	–	–	–	–	–	–	(5,644)	(5,644)
Balance – December 31, 2003	13,469,000	13,469	–	–	1,075	–	–	(15,354)	(810)
Stock issued in January, July, and August 2004 for
expenses at $0.01 per share	416,000	416	–	–	3,744	–	–	–	4,160
Stock issued in September 2004 for expenses at
$0.10 per share	5,000	5	–	–	495	–	–	–	500
Stock issued in July 2004 for cash at $0.01 per
share	1,000,000	1,000	–	–	9,000	–	–	–	10,000
Stock issued in September and December 2004 for
cash at $0.10 per share	200,100	200	–	–	19,810	–	–	–	20,010
Donated rent	–	–	–	–	500	–	–	–	500
Deferred compensation	–	–	–	–	–	–	(167)	–	(167)
Net loss	–	–	–	–	–	–	–	(38,768)	(38,768)
Balance – December 31, 2004	15,090,100	15,090	–	–	34,624	–	(167)	(54,122)	(4,575)

See accompanying notes to the condensed financial statements.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Condensed Statements of Stockholders’ Equity
For The Period From August 19, 1999 (Inception) Through September 30, 2006

								Deficit
								Accumulated
			Common Stock		Additional	Stock		During the
	Common Stock		to be Issued		Paid-in	Subscriptions	Deferred	Development
	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	Stage	Total

Balance – December 31, 2004	15,090,100	$15,090	–	–	$34,624	–	$(167)	$(54,122)	$(4,575)
Stock issued in January and March	11,300	11	–	–	1,119	–	–	–	1,130
2005 for cash at $0.10 per share
Stock subscriptions received in cash in	–	–	40,000	40	9,960	–	–	–	10,000
November 2004
Stock subscribed in December 2005	–	–	1,040,000	1,040	258,960	(260,000)	–	–	–
Donated rent	–	–	–	–	500	–	–	–	500
Deferred compensation	–	–	–	–	–	–	167	–	167
Net loss	–	–	–	–	–	–	–	(43,889)	(43,889)
Balance – December 31, 2005	15,101,400	$15,101	1,080,000	$1,080	$305,163	$(260,000)	$–	$(98,011)	$(36,667)
Stock issued in March 2006 for cash at	1,380,000	1,380	(1,080,000)	(1,080)	74,680	260,000	–	–	334,980
$0.25 per share
Net loss	–	–	–	–	–	–	–	(415,585)	(415,585)
Donated accounting fee	–	–	–	–	1,000	–	–	–	1,000
Balance – September 30, 2006 (Unaudited)	16,481,400	$16,481	$–	$ –	$380,843	$ –	$–	$(513,596)	$(116,272)

See accompanying notes to the condensed financial statements.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Condensed Statements of Cash Flows
(Unaudited)

	For the	For the	For the Period From
	Nine Months	Nine Months	August 19, 1999
	Ended	Ended	(Inception) Through
	September 30	September 30	September 30
	2006	2005	2006
Cash Flows From Operating Activities
Net loss	$(415,585)	$(14,317)	$(513,596)
Adjustments to reconcile net loss to net cash used
in operating activities
Discontinued operations	-	-	4,575
Donated rent and accounting fee	1,000	375	3,000
Gain on settlement of debt	-	-	(4,500)
Loss on asset impairment	-	-	5,500
Expense settled with issuance of common stock	-	-
			11,319
Changes in operating assets and liabilities:
Accounts receivable	60	(60)	-
Prepaid expenses	(10,000)	-	(10,000)
Deferred compensation	(46,755)	167	(46,755)
Accrued liabilities	5,695	2,398	22,739
Common stock to be issued	56,747	8,372	56,747
Net cash used in operating activities	(408,838)	(3,065)	(470,971)

Cash Flows From Financing Activities
Due to related parties	63,059	-	94,851
Common stock issued for cash, net	334,980	1,130	376,120
Net cash provided by financing activities	398,039	1,130	470,971

Net decrease in cash	(10,799)	(1,935)	-
Cash, beginning of period	10,799	2,425	-
Cash, end of period	$-	$490	$-

Non-cash Investing and Financing Activities:
2,000,000 shares were issued at a fair value of
$0.001 per share for the acquisition of a License	-	-	2,000
Debt issued for website domain name	-	-	5,000
500,000 shares were issued at a fair value of $0.001
per share in settlement of debt	-	-	500
136,000 shares were issued to settle prior period
expenses	-	-	1,810
Restricted cash received for stock subscriptions and
held in escrow	-	-	10,000
Common stock to be issued to consultants recorded
as deferred compensation	56,747	-	34,486

See accompanying notes to the condensed financial statements.
F-6

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Condensed Financial Statements
September 30, 2006
(Unaudited)

1.         Organization, Development Stage and Going Concern

Sino Fibre Communications, Inc. (the Company) was incorporated in the State of Nevada, U.S.A. on August 19, 1999 under the name Pacific Rim Solutions Inc. On January 30, 2006, the Company changed its name to Sino Fibre Communications Inc. The Company acquired a license in 1999 to market and distribute an oxygen enriched water product called “Biocatalyst” in the province of British Columbia, Canada (see Note 3). However, due to a dispute with the original license holder, the Company decided to discontinue all operations related to the Biocatalyst license at the end of 1999.

As a replacement for the Biocatalyst license, on February 14, 2000 the Company was granted a license to market and distribute vitamins, minerals, nutritional supplements and other health and fitness products to customers in the State of Missouri. The Company wrote off its interest in this license and its principal business became the sale of vitamins and related products through an online Internet website, which commenced operations in October 2004. The Company previously discontinued the sale of health products when it entered the telecommunications business.

On January 5, 2006, the Company changed its principal business to that of a broadband carrier to provide services to the wholesale carrier and service provider segments of the broadband market. The Company plans to operate an optical fibre network in China and would provide domestic and international backbone transmission and data network services such as synchronous digital hierarchy, internet protocol wholesale, managed bandwidth and leased lines to other network operators, wholesale carriers and web-centric service providers.

The Company is a development stage company. In a development stage company, management devotes most of its activities to developing a market for its products and services. Planned principal activities have begun but the Company has not generated significant revenues to date. The Company had a net loss of $415,585 and negative cash flows from operations of $408,838 for the nine months ended September 30, 2006 and had a working capital deficit of $116,272, and a stockholders’ deficiency of $116,272 at September 30, 2006. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of the Company's existence is dependent upon its ability to obtain additional capital. Management’s plans in regards to this matter include receiving continued financial support from directors and officers and raising additional equity financing in 2007. These condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is in the process of completing a Form SB-2 Registration Statement to be filed with the U.S. Securities and Exchange Commission (“SEC”), followed by an application on Form 15C2-11 to be filed with the National Association of Securities Dealers, Inc. (“NASD”). If the Company’s 15C2-11 application is accepted by the NASD, the Company's common stock will be eligible to be traded on the Pink Sheets Electronic Quotation Service.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Condensed Financial Statements
September 30, 2006
(Unaudited)

2.       Summary of Significant Accounting Policies

Basis of Presentation

The financial statements in this report as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 are unaudited. Management acknowledges its responsibility for the preparation of the accompanying interim financial statements, which, in the opinion of management, reflect all adjustments considered necessary for a fair presentation of the results of the interim period financial statements presented.

Restricted Cash

The Company had restricted cash of $10,000 at December 31, 2005. These funds were received from the Company’s investor through a private placement and were held in escrow by the Company’s attorney. As of September 30, 2006, the Company has no restricted cash.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue consists of the sale of products and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped or services are rendered, and collectibility is reasonably assured. The Company receives revenue consisting of commissions on all sales made through the Company’s website. The commission revenue is recognized in the period the sales have occurred.

Stock Based Compensation

Common stock issued in exchange for services rendered by management is recognized as compensation expense. Common stock issued in exchange for services rendered by outside consultants is recognized as deferred compensation.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Condensed Financial Statements
September 30, 2006
(Unaudited)

Common stock issued is based on a negotiated value, which is intended to represent the fair value of the related services and term of service.

For the nine months ended September 30, 2006, the Company grants a total of 1,550,000 stock options at an exercise price equal to the opening price of the Company’s stock on its’ first day of public trading. These options vest in 2006, 2007 and 2008. Since the exercise price of the stock option could not be determined the Company has not yet recognized the liability or related stock based compensation relating to the stock option.

Loss Per Share

Basic income loss per share is computed by dividing net income loss available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. Diluted loss per share does not include potentially dilutive common share equivalents of 350,000 at September 30, 2006, because the result would be anti-dilutive.

Financial Instruments

The carrying value of cash, restricted cash, accounts receivable, accrued liabilities, and amounts due to related parties approximate their fair value due to the relatively short maturity of these instruments.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAAS No. 144) requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a “primary-asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment losses for the periods presented.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Condensed Financial Statements
September 30, 2006
(Unaudited)

Income Tax

The Company computes deferred tax assets arising from net operating loss carry forwards. These deferred tax assets are reduced by a valuation allowance to the extent that it is deemed more likely than not that these assets will not be realized through future taxable income. As of September 30, 2006, any available deferred tax asset arising from the Company’s net operating loss carry forwards has been eliminated by a full valuation allowance.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position. The Company adopted the provisions of SFAS No. 154 in January 2006.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Condensed Financial Statements
September 30, 2006
(Unaudited)

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.

Shares of the Company’s common stock that were awarded for services have been accounted for at fair value of the common stock issued. In accordance with SFAS No. 123R, options to purchase common stock have not been recorded as the exercise price will not be established until the Company registration statement is declared effective.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet (iron curtain) approach and an income statement (rollover) approach then evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted the bulletin during 2006. The adoption did not have a material effect on results of operations, financial position, or cash flows.

3.       Licenses

a)

On August 21, 1999, the Company acquired a license to market and distribute an oxygen enriched water product called Biocatalyst in the province of British Columbia, Canada for 2,000,000 shares of common stock having a fair value of $2,000. The Company’s right to use this license was in jeopardy due to a lawsuit between the vendor of the license and the original owner. As a result, the unamortized balance of $1,333 was written-off to operations in previous years. The Company and its shareholder have the right to sue for breach of contract; however, management decided that it was not in the best interest of the Company to commence a lawsuit. This license was cancelled and all financial obligations pursuant to the license agreement were extinguished.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Condensed Financial Statements
September 30, 2006
(Unaudited)

b)	The original Grantor of the Biocatalyst license granted to the Company a replacement for the above license, at no additional cost to the Company, a license from Vitamineralherb.com Corp.

(the “Grantor”) to market vitamins, minerals, nutritional supplements and other health and fitness products through the Grantor’s website. The Company planned to market and sell these products via the Internet to customers in the State of Missouri. The license for Missouri was granted on

February 14, 2000 for an initial term of three years and could be automatically renewed unless the Company or the Grantor provided notice of non-renewal. The Company was required to pay an annual license fee of $500 for maintenance of the Grantor’s website commencing on the anniversary date. The Company paid the first annual license fee on February 14, 2001, but subsequently the Company determined the license had negligible value and the Grantor’s marketing plan was not viable. As a result, the Company terminated the license and has not paid any fees for any subsequent year.

4.       Related Party Transactions

The Biocatalyst License referred to in Note 3(a) was sold to the Company by a partnership whose general manager is the spouse of the former Secretary/Treasurer and former director of the Company for consideration of 2,000,000 shares for total fair market consideration of $2,000, also being the transferor’s cost of such license (see Note 5). These shares were paid evenly to the ten partners. The replacement license for Vitamineralherb was also owned by the same partnership.

At December 31, 2005, the Company had received cash advances from its former President and from a former director totalling $14,152 and $6,000 respectively. As of September 30, 2006, the Company repaid all the outstanding amounts to the former Directors except owing the former President $1,000 as expense reimbursement.

During the years ended December 31, 2004, 2003, 2002 and prior years, management fees and related expenses of $1,850, $1,310, $1,859 and $4,610, respectively, were charged to operations pursuant to an executive services agreement with the Company’s former President. The Company issued common shares totalling 316,000 at $0.01 per share and 1,859,000 and 4,610,000 at $0.001 per share during 2004, 2003, and 2002, respectively, to settle the related payable balances.

During the year ended December 31, 2004, the Company issued 1,000,000 common shares at $0.01 per share and 100,000 common shares at $0.10 per share for cash proceeds of $10,000 with a private company whose president became a former director of the Company.

At December 31, 2005, the Company owed its former President $503 for expense reimbursements on an unsecured, non interest-bearing basis.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Condensed Financial Statements
September 30, 2006
(Unaudited)

During the years ended December 31, 2002 through 2005, the Company’s President donated office space, which the Company charged to operations at a nominal value of $500 per year.

During the year ended December 31, 2005 and the nine months ended September 30, 2006, the company paid a total of $61,834 and $28,500 respectively in personal payments as well as salary and other compensation to our Chairman, Matthew Mecke. During the same period Matthew Mecke transferred $12,816 to the company. As of September 30, 2006, the company owed Matthew Mecke $48,941 as expense reimbursements and unpaid salary.

In January 2006, the Company signed consulting agreements with former Directors of the Company, Jim King and Alex Long for consulting services. The Company prepaid agreements in the amounts of $92,018 and $37,000 respectively and both agreements are for 12 months. For the three and nine months ended September 30, 2006, $96,765 and $32,255 is included in consulting expense and at September 30, 2006, $32,255 is included in deferred compensation.

As of September 2006, the Company owes $93,541 to related parties including $48,941 to the Chairman. The amounts due to the Chief Technology Strategist and two former employees are $21,000 and $9,333, respectively. The Company also owes $14,267 to the Chief Financial Officer and Vice President of North American Business Development.

5.      Common Stock

Certain common stock transactions are described in Notes 3(a) and 4. Other transactions are described below.

During August 1999, the Company initially issued 1,250,000 common shares at $0.001 per share to each of two individuals in payment of organizational expenses.

During August 2004, the Company agreed to pay $3,000 per month in cash and issue a total of 100,000 common shares at $0.01 per share for consulting services for a term of six months, resulting in charges to operations of $3,167 and $15,833 during the years ended December 31, 2005 and 2004, respectively.

During September 2004, the Company issued 5,000 common shares at $0.10 per share to a consultant for services related to website development and maintenance.

During June 2003, the Company issued 2,000,000 common shares at $0.001 per share to a consultant in settlement of consulting fees of $2,000.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Condensed Financial Statements
September 30, 2006
(Unaudited)

During the years ended December 31, 2005 and 2004, the Company issued common shares totalling 11,300 and 100,100, respectively at $0.10 per share.

In September 2004, the Company established a stock option plan (“the Plan”) for issuance of up to 2,000,000 common shares of the Company. The Plan authorizes the Company’s Board of Directors to issue stock options pursuant to the requirements of the Plan to certain key individuals.

On March 28, 2006, the Company issued 1,380,000 shares of common stock at a price of $0.25 per share for net cash proceeds of $334,980.

6.      Private Placement

During November and December 2005 and January 2006, the Company received stock subscriptions for 40,000, 1,040,000, and 300,000 common shares totalling $10,000, $260,000, and $75,000 respectively, via a private placement of the Company's shares. As of December 31, 2005, the Company received cash totalling $10,000 of this amount which was held in escrow by the Company’s attorney. The remainder was received in cash by the Company’s attorney in January 2006. There were five subscribers and 1,380,000 shares were issued at $0.25 per share to the placement subscribers on March 28, 2006 (see Note 5).

7.      Commitments

In January 2006, the Company entered into agreements with three consultants. The first agreement provides for cash payments of $3,000 per month for twelve months and is renewable upon mutual consent. This agreement also grants 900,000 stock options at an exercise price equal to the opening price of the Company’s stock on its’ first day of public trading. These options vest at the rate of 300,000 per year in January 2006, 2007, and 2008. Since the exercise price of the stock option could not be determined the Company has not yet recognized the liability or related stock based compensation relating to the stock option.

The third agreement provides for an annual cash compensation of $50,000 for twelve months, such amount was prepaid, of which, $35,500 has been expensed for the nine months ended September 30, 2006 and the balance of $14,500 is included in deferred compensation. It is being amortized on a straight line basis over twelve months. This agreement also grants 300,000 shares of the Company’s common stock as compensation valued at $0.25 per share. It is based on the value of private placement in 2006 (See Note 6). As of September 30, 2006, the Company accrued $53,014 as common stock to be issued for consulting services relating to these shares.

Sino Fibre Communication, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Condensed Financial Statements
September 30, 2006
(Unaudited)

In June 2006, the Company enter into an agreement with a consultant. The agreement provides for cash payment of $2,500 per month for twelve months and is renewable upon mutual consent. This agreement also grants 50,000 shares of the Company’s common shares valued at $0.25 per share based on the private placement in 2006 and 200,000 stock options at an exercise price of the Company’s stock on its first day of public trading. These options vest at the rate of 200,000 per year in March 31, 2007. Since the exercise price of the stock option could not be determined, the Company has not yet recognized the liability or related stock based compensation relating to the stock option. As of September 30, 2006, the Company accrued $3,733 as common stock to be issued for consulting services relating to the shares and has not issued any shares to the consultant.

In August 2006, the Company entered into an agreement with a consultant. The agreement provides for cash payment of $3,000 per month for twelve months and is renewable upon mutual consent. This agreement also grants 400,000 stock options at an exercise price of the Company’s stock on its first day of public trading. These options vest at the rate of 200,000 per year in August 2007 and 2008. Since the exercise price of the stock option could not be determined, the Company has not yet recognized the liability or related stock based compensation relating to the stock option.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Sino Fibre Communications, Inc.

We have audited the accompanying balance sheets of Sino Fibre Communications, Inc. (formerly Pacific Rim Solutions Inc.) (a development stage company) (the "Company") as of December 31, 2005 and 2004 and the related statements of operations, stockholders' deficit and cash flows for the years then ended and for the period from August 19,1999 (inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sino Fibre Communications, Inc. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended and for the period from August 19, 1999 (inception) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had a net loss of $43,889, and negative cash flows from operations of $30,238, for the year ended December 31, 2005 and had a working capital deficit of $36,667, and a stockholders deficit of $36,667 at December 31, 2005. These matters raise substantial doubt about the Company ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY
 Weinberg & Company, P.A.
Boca Raton, Florida
September 6, 2006

Sino Fibre Communications Inc.
(Formerly Pacific Rim Solutions Inc.)
(A Development Stage Company)
Balance Sheets

	December 31,	December 31,
	2005	2004
ASSETS

Current Assets

Cash	$799	$2,425
Restricted cash	10,000	-
Accounts receivable	60	-
Prepaid expenses	-	-

Total Current Assets	$10,859	$3,175

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accrued liabilities	$17,044	$4,750
Due to related parties	30,482	3,000

Total Current Liabilities	47,526	7,750

Commitments and Contingencies

Stockholders' Deficit

Common Stock:	15,101	15,090
25,000,000 shares authorized with a par value of $0.001; (December 31, 2005 -
15,101,400) shares issued and outstanding (December 31, 2004 - 15,090,100)

Common stock to be issued;
1,080,000 shares at December 31, 2005	1,080	-

Additional paid-in capital	305,163	34,624
	321,344	49,714

Less Stock subscriptions receivable	(260,000)	-
Total paid-in capital	61,344	49,714

Deferred compensation	-	(167)

Deficit accumulated during the development stage	(98,011)	(54,122)

Total Stockholders' Deficit	(36,667)	(4,575)

Total Liabilities and Stockholders' Deficit	$10,859	$3,175

(The Accompanying Notes are an Integral Part of the Financial Statements)

Sino Fibre Communications Inc.
(Formerly Pacific Rim Solutions Inc.)
(A Development Stage Company)
Statements of Operations

			For The Period From
			August 19, 1999
			(inception)
	For the Year Ended		through
	December 31,	December 31,	December 31,
	2005	2004	2005

Revenue	$60	$-	$60

Expenses
Professional fees	24,550	11,400	41,950
Consulting	12,667	17,833	32,500
Office and administrative	6,405	2,535	11,219
Management fees	-	1,500	6,500

Total Expenses	43,622	33,268	92,169

Loss from Operations	(43,562)	(33,268)	(92,109)

Other items
Interest expense	(327)	-	(327)
Gain on settlement of debt	-	-	4,500
Loss on asset impairment	-	(5,500)	(5,500)

Loss Before Discontinued Operations	(43,889)	(38,768)	(93,436)

Loss From Discontinued Operations	-	-	(4,575)

Net Loss	($43,889)	($38,768)	(98,011)

Loss Per Share - Basic and Diluted	$-	$-

Weighted Average Shares Outstanding
- Basic and Diluted	15,101,000	14,184,590

(The Accompanying Notes are an Integral Part of the Financial Statements)

Sino Fibre Communications Inc.
(Formerly Pacific Rim Solutions Inc.)
(A Development Stage Company)
Statement of Stockholders' Deficit
For The Period From August 19, 1999 (Inception) through December 31, 2005

					Deficit
					Accumulated
			Additional		During the
	Common Stock		Paid-in	Deferred	Development
	Shares	Amount	Capital	Compensation	Stage	Total
Balance - August 19, 1999 (inception)	-	$ -	$ -	$ -	$-	$-
Stock issued in August 1999 for organizational expenses at $0.001 per share	2,500,000	2,500	-	-	-	2,500
Organizational expenses incurred by a director on behalf of the Company	-	-	75	-	-	75
Stock issued in August 1999 for "The Biocatalyst License" at a fair value of $0.001 per share	2,000,000	2,000	-	-	-	2,000
Net loss	-	-	-	-	(4,575)	(4,575)

Balance - December 31, 1999	4,500,000	4,500	75	-	(4,575)	-
Net loss	-	-	-	-	-	-

Balance - December 31, 2000	4,500,000	4,500	75	-	(4,575)	-
Net loss	-	-	-	-	(4,610)	(4,610)

Balance - December 31, 2001	4,500,000	4,500	75	-	(9,185)	(4,610)
Stock issued in January 2002 for expenses at $0.001 per share	4,610,000	4,610	-	-	-	4,610
Stock issued in July 2002 for debt settlement at $0.001 per share	500,000	500	-	-	-	500
Donated rent	-	-	500	-	-	500
Net loss	-	-	-	-	(525)	(525)

Balance - December 31, 2002	9,610,000	9,610	575	-	(9,710)	475
Stock issued in January and June 2003 for expenses at $0.001 per share	3,859,000	3,859	-	-	-	3,859
Donated rent	-	-	500	-	-	500
Net loss	-	-	-	-	(5,644)	(5,644)

Balance - December 31, 2003	13,469,000	13,469	1,075	-	(15,354)	(810)
Stock issued in January, July, and August 2004 for expenses at $0.01 per share	416,000	416	3,744	-	-	4,160
Stock issued in September 2004 for website development services at $0.10 per share	5,000	5	495	-	-	500
Stock issued in July 2004 for cash at $0.01 per share	1,000,000	1,000	9,000	-	-	10,000
Stock issued in September and December 2004 for cash at $0.10 per share	200,100	200	19,810	-	-	20,010
Donated rent	-	-	500	-	-	500
Deferred compensation	-	-	-	(167)	-	(167)
Net loss	-	-	-	-	(38,768)	(38,768)

Balance - December 31, 2004	15,090,100	15,090	34,624	(167)	(54,122)	(4,575)

(The Accompanying Notes are an Integral Part of the Financial Statements)

Sino Fibre Communications Inc.
(Formerly Pacific Rim Solutions Inc.)
(A Development Stage Company)
Statement of Stockholders' Deficit
For The Period From August 19, 1999 (Inception) through December 31, 2005

								Deficit
								Accumulated
			Common Stock		Additional	Stock		During the
	Common Stock		to be Issued		Paid-in	Subscriptions	Deferred	Development
	Shares	Amount	Shares	Amount	Capital	Receivable	Compensation	Stage	Total

Balance - December 31, 2004	15,090,100	$ 15,090	-	-	$34,624	-	$(167)	$(54,122)	($4,575)

Stock issued in January and March 2005 for cash at $0.10 per share	11,300	11	-	-	1,119	-	-	-	1,130

Stock subscriptions received in cash in November 2004	-	-	40,000	40	9,960	-	-	-	10,000

Stock subscribed in December 2005	-	-	1,040,000	1,040	258,960	(260,000)	-	-	-

Donated rent	-	-	-	-	500	-	-	-	500

Deferred compensation	-	-	-	-	-	-	167	-	167

Net loss	-	-	-	-	-	-	-	(43,889)	(43,889)

Balance - December 31, 2005	15,101,400	$ 15,101	1,080,000	$1,080	$ 305,163	($260,000)	$ -	$(98,011)	$(36,667)

(The Accompanying Notes are an Integral Part of the Financial Statements)

Sino Fibre Communications Inc.
(Formerly Pacific Rim Solutions Inc.)
(A Development Stage Company)
Statements of Cash Flows

			For The Period From
			August 19, 1999
			(inception)
	For the Year Ended		through
	December 31,	December 31,	December 31,
	2005	2004	2005
Operating Activities

Net loss	$(43,889)	$(38,768)	$(98,011)

Adjustments to reconcile net loss to cash used by operating activities:
Discontinued operations	-	-	4,575
Donated rent	500	500	2,000
Gain on settlement of debt	-	-	(4,500)
Loss on asset impairment	-	5,500	5,500
Current period expenses settled with issuance of common stock	167	2,683	11,319

Changes in operating assets and liabilities:

Accounts receivable	(60)	-	(60)
Prepaid expenses	750	(750)	-
Accrued liabilities	12,294	250	17,044

Net Cash Used By Operating Activities	(30,238)	(30,585)	(62,133)

Financing Activities:
Borrowings from related parties	27,482	3,000	31,792
Proceeds from issuance of common stock	1,130	30,010	31,140

Net Cash Provided By Financing Activities	28,612	33,010	62,932

(Decrease) Increase In Cash	(1,626)	2,425	799

Cash - Beginning of Period	2,425	-	-

Cash - End of Period	$ 799	$ 2,425	$ 799

Non-Cash Investing and Financing Activities

2,000,000 shares were issued at a fair value of $0.001 per share for the acquisition of a license	$ -	$ -	$2,000

Debt issued for website domain name	-	-	5,000

500,000 shares were issued at a fair value of $0.001 per share in settlement of debt	-	-	500

136,000 shares were issued to settle prior period expenses	-	1,810	1,810

Restricted cash received for stock subscriptions and held in escrow	10,000	-	10,000

(The Accompanying Notes are an Integral Part of the Financial Statements)

Sino Fibre Communications, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
As of December 31, 2005 and 2004

1.	Organization, Development Stage, and Going Concern

Sino Fibre Communications, Inc. (the "Company") was incorporated in the State of Nevada, U.S.A. on August 19, 1999 under the name Pacific Rim Solutions Inc. On January 30, 2006, the Company changed its name to Sino Fibre Communications Inc. The Company acquired a license in 1999 to market and distribute an oxygen enriched water product called "Biocatalyst" in the province of British Columbia, Canada. However, due to a dispute with the original license holder, the Company decided to discontinue all operations related to the Biocatalyst license at the end of 1999.

As a replacement for the Biocatalyst license, on February 14, 2000 the Company was granted a license to market and distribute vitamins, minerals, nutritional supplements and other health and fitness products to customers in the State of Missouri. The Company wrote off its interest in this license and its principal business became the sale of vitamins and related products through an online Internet website, which commenced operations in October 2004. In 2006, the Company discontinued the sale of health products when it entered the telecommunications business.

On January 5, 2006, the Company changed its principal business to that of a broadband carrier to provide services to the wholesale carrier and service provider segments of the broadband market. The Company plans to operate an optical fibre network in China that would provide domestic and international backbone transmission and data network services such as synchronous digital hierarchy, internet protocol wholesale, managed bandwidth and leased lines to other network operators, wholesale carriers and web-centric service providers.

The Company is a development stage company. In a development stage company, management devotes most of its activities to developing a market for its products and services. Planned principal activities have begun, but the Company has not generated significant revenues to date. The Company had a net loss of $43,889 and negative cash flows from operations of $30,238 for the year ended December 31, 2005 and had a working capital deficit of $36,667 and a stockholders' deficit of $36,667 at December 31, 2005. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to this matter include raising of additional equity financing and additional activities described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is in the process of completing a Form SB-2 Registration Statement to be filed with the U.S. Securities and Exchanged Commission ("SEC"), following by an application on Form 15C2-11 to be filed with the National Association of Securities Dealers, Inc. ("NASD"). If the Company's 15C2-11 application is accepted by the NASD, the Company's common stock will be eligible to be traded on the Pink Sheets Electronic Quotation Service.

2.	Summary of Significant Accounting Policies

(a)	Restricted Cash
The Company had restricted cash of $10,000 at December 31, 2005. These funds were received from a Company's investor through a private placement and were held in escrow by the Company's attorney.

(b)	Revenue Recognition

Revenue consists of the sale of products and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped or services are rendered, and collectibility is reasonably assured. The Company receives revenue consisting of commissions on all sales made through the Company's website. The commission revenue is recognized in the period the sales have occurred.

Sino Fibre Communications, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
As of December 31, 2005 and 2004

2.	Summary of Significant Accounting Policies (continued)

(c)	Income (Loss) per Share

The Company computes basic and diluted income (loss) per share on the face of the income statement. Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted income per share gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method.Diluted loss per share does not include all dilutive potential common shares because the results would be anti-dilutive.

(d)	Stock-Based Compensation

Common stock issued in exchange for services rendered by management or by outside consultants is recognized as compensation expense based on a negotiated value, which is intended to represent the fair value of the related services.

(e)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

(f)	Financial Instruments

The carrying value of cash, restricted cash, accounts receivable, accrued liabilities, and amounts due to related parties approximate their fair values due to the relatively short maturity of these instruments.

(g)	Intangible assets
Purchased internet domain names and the related intellectual property rights were capitalized and amortized over their useful lives, which were generally three years (see Note 4).

Website development costs were capitalized and are amortized based on their estimated useful lives of three years. Internal costs related to the development of website content were charged to operations as incurred. Capitalized website development costs were tested for impairment annually (see Note 4).

(h)	Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAAS No. 144) requires that long-lived assets to be disposed of by the sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell whether reported in continuing operations or in discontinued operations. SFAS No. 114 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.

(i)	Income Taxes

The Company computes deferred tax assets for net operating loss carry forwards. These deferred tax assets are reduced by a valuation allowance to the extent that it is deemed more likely than not that these assets will not be realized through future taxable income.

Sino Fibre Communications, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
As of December 31, 2005 and 2004

2.	Summary of Significant Accounting Policies (continued)

(j)	Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Currently, SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment during the years ended December 31, 2005 and 2004.

(k)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3". SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, "Share Based Payment". SFAS 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The effect of the adoption of this standard on the Company's results of operations or financial position has not been determined at this time.

Sino Fibre Communications, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
As of December 31, 2005 and 2004

3.	Licenses

(a)

On August 21, 1999, the Company acquired a license to market and distribute an oxygen enriched water product called Biocatalyst in the province of British Columbia, Canada (see Note 5(a)). The Company's right to use this license was in jeopardy due to a lawsuit between the vendor of the license and the original owner. As a result, the unamortized balance of $1,333 was written-off to operations. The Company and its shareholder have the right to sue for breach of contract; however, management decided that it was not in the best interest of the Company to commence a lawsuit. This license was cancelled and all financial obligations pursuant to the license agreement were extinguished.

(b)

The original Grantor of the Biocatalyst license granted to the Company a replacement for the above license, at no additional cost to the Company, a license from Vitamineralherb.com Corp. (the "Grantor") to market vitamins, minerals, nutritional supplements and other health and fitness products through the Grantor's website. The Company planned to market and sell, via the Internet, these products to customers in the State of Missouri. The license for Missouri was granted on February 14, 2000 for an initial term of three years and could be automatically renewed unless the Company or the Grantor provided notice of non-renewal. The Company was required to pay an annual license fee of $500 for maintenance of the Grantor's website commencing on the anniversary date. The Company paid the first annual license fee on February 14, 2001, but subsequently the Company determined the license had negligible value and the Grantor's marketing plan was not viable. As a result, the Company terminated the license and has not paid any fees for any subsequent year.

4.	Intangible Assets

The Company entered into a Domain Name Purchase and Transfer Agreement dated June 1, 2002 to acquire five domain names and the related intellectual property rights for a $5,000 promissory note. The promissory note was settled during 2002 by the issue of 500,000 shares of common stock at $0.001 per share, resulting in a gain on settlement of debt of $4,500 (see Note 6).

In September 2004, the Company issued 5,000 shares at $0.10 per share as consideration for external website development services.

At December 31, 2004, the Company determined that the web sites would not generate sufficient cash flows to justify their carrying values. Accordingly, the Company recorded an impairment loss of $5,500 on that date.

5.	Related Party Transactions

(a)

The Biocatalyst License referred to in Note 3(a) was sold to the Company by a partnership whose general manager is the spouse of the former Secretary/Treasurer and former director of the Company for consideration of 2,000,000 shares for total fair market consideration of $2,000, also being the transferor's cost of such license (see Note 6). These shares were paid evenly to the ten partners. The replacement license for Vitamineralherb was also owned by the same partnership.

(b)

At December 31, 2005, the Company had received cash advances from its former President and from a former director totalling $14,152 and $6,000 respectively. The Company has executed promissory notes for these advances, which bear interest at four percent per annum, are unsecured and are payable on demand at any time after specified dates between July 31 and December 7, 2006, or earlier if agreed to by the Company's Board of Directors. The Company has accrued interest of $327 on these notes at December 31, 2005.

(c)

During the years ended December 31, 2004, 2003, 2002 and prior years, management fees and related expenses of $1,850, $1,310, $1,859 and $4,610, respectively, were charged to operations pursuant to an executive services agreement with the Company's former President. The Company issued common shares totalling 316,000 at $0.01 per share and 1,859,000 and 4,610,000 at $0.001 per share during 2004, 2003, and 2002, respectively, to settle the related payable balances (see Note 6).

(d)

During the year ended December 31, 2004, the Company issued 1,000,000 common shares at $0.01 per share and 100,000 common shares at $0.10 per share for cash proceeds of $10,000 with a private company whose president became a former director of the Company (see Note 6).

Sino Fibre Communications, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
As of December 31, 2005 and 2004

5.	Related Party Transactions (cont'd)

(e)	At December 31, 2005, the Company owed its former President $503 for expense reimbursements on an unsecured, non interest-bearing basis.

(f)	During the years ended December 31, 2002 through 2005, the Company's President donated office space, which the Company charged to operations at a nominal value of $500 per year.

6.	Common Stock

Certain common stock transactions are described in Notes 3(a), 4, and 5. Other transactions are described below.

(a)	During August 1999, the Company initially issued 1,250,000 common shares at $0.001 per share to each of two individuals in payment of organizational expenses.

(b)

During August 2004, the Company agreed to pay $3,000 per month in cash and issue a total of 100,000 common shares at $0.01 per share for consulting services for a term of six months, resulting in charges to operations of $3,167 and $15,833 during the years ended December 31, 2005 and 2004, respectively.

(c)

During September 2004, the Company issued 5,000 common shares at $0.10 per share to a consultant for services related to website development and maintenance. During June 2003, the Company issued 2,000,000 common shares at $0.001 per share to a consultant in settlement of consulting fees of $2,000.

(d)	During the years ended December 31, 2005 and 2004, the Company issued common shares totalling 11,300 and 100,100, respectively, at $0.10 per share.

(e)

In September 2004, the Company established a stock option plan ("the Plan") for issuance of up to 2,000,000 common shares of the Company. The Plan authorizes the Company's Board of Directors to issue stock options pursuant to the requirements of the Plan to certain key individuals.

7.	Discontinued Operations

Discontinued operations consist of the Company's activities in the enriched water industry. The Company acquired a license in 1999 to market and distribute an oxygen enriched water product called "Biocatalyst" in the province of British Columbia, Canada. However, due to a dispute by the vendor of the license and the original license holder, the Company decided to discontinue all operations related to Biocatalyst at the end of 1999 and classified the entire net loss from inception through December 31, 1999 as a loss from discontinued operations of $4,575.

8.	Private Placement

During November and December 2005 and January 2006, the Company received stock subscriptions for 40,000, 1,040,000, and 300,000 common shares totalling $10,000, $260,000, and $75,000, respectively, via a private placement of the Company's common shares. As of December 31, 2005, the Company received cash totalling $10,000 of this amount, which was held in escrow by the Company's attorney, the remainder was received in cash by the Company's attorney in January 2006. There were five subscribers and 1,380,000 shares were issued at $0.25 per share to the placement subscribers on March 28, 2006 (see Note 10).

Sino Fibre Communications, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
As of December 31, 2005 and 2004

9.	Income Taxes

At December 31, 2005, the Company had net operating loss carryforwards for U.S. income tax purposes of $84,910, which expire between 2019 and 2025. The Company has computed deferred tax assets related to these carryforwards and has provided valuation allowances for the entire amounts because the Company cannot be assured that it is more likely than not that it will generate sufficient future taxable income to utilize these carryforwards.

	The components of the net deferred tax asset at December 31, 2005 and 2004, and the statutory tax rate, the effective tax rate and the amount of the valuation allowance are indicated below:

		2005	2004

	Net Operating Losses	$84,910	$43,760

	Statutory Tax Rate	35%	34%

	Effective Tax Rate	-	-

	Deferred Tax Asset	29,719	14,878

	Valuation Allowance	(29,719)	(14,878)

	Net Deferred Tax Asset	$-	$-

	For the years ended December 31, 2005, and 2004, the valuation allowance established against the deferred tax assets increased by $14,841 and $11,478, respectively.

10.	Subsequent Events

On January 5, 2006, the two largest stockholders of the Company's shares, James King and Alex Long, signed a Share Transfer Agreement with a group of individuals and agreed to transfer their shares (approximately 93% of the then total outstanding shares of Pacific Rim Solutions, Inc.) of the Company to a new stockholder group.

Subsequent to the closing of this share transaction, the new shareholder group appointed a new Board of Directors and changed the company's operating business and name. The new business operates under the name of Sino Fibre Communications, Inc., effective January 30, 2006, and sells and leases fibre optic broadband backbone services in China. The new shareholder group has elected to discontinue the sales of vitamins and other health - related products and the Company intends to report this activity as a discontinued operation in 2006.

	The Company issued 1,380,000 shares to a private placement group on March 28, 2006 (see Note 8).

During 2006, the Company entered into 2 separate rental agreements for serviced offices in New York and Hong Kong. The New York office lease is $3,600 per year and the Hong Kong office lease is HKD 19,200 (USD 2,462) per year.

On February 10, 2006, the Company signed a memorandum of understanding with Sino-Com Telecomm Group Co. Ltd. This could establish a partnership to pursue a joint business opportunity to include, but not be limited to, the cooperative effort to market and provide telecommunications services in China to foreign companies and telecom carriers. Under this agreement, the Company would act as the exclusive international sales and leasing agent for all Sino-Com Telecom Group telecommunications services, with Sino-Com Telecom Group providing all of the necessary support.

On June 1, 2006, the Company signed a memorandum of understanding with Trans Pacific Telecom Inc. to form a partnership to pursue a joint business opportunity to include, but not be limited to, creating a telecommunications system, infrastructure and network for the City of Shanghai, China. Trans Pacific Telecom would provide the technical and financial resources for the project.

Sino Fibre Communications, Inc.
(Formerly Pacific Rim Solutions, Inc.)
(A Development Stage Company)
Notes to the Financial Statements
As of December 31, 2005 and 2004

10.	Subsequent Events (cont'd)

On January 1, 2006, the Company signed a consulting agreement for which the consultant will provide a 12-months service to the Company for a monthly compensation of $3,000 with options to purchase 900,000 shares of the Company's stock option.

On January 15, 2006, the Company signed a consulting agreement for which the consultant will provide a 12-months service to the Company for an annual compensation of $50,000 with 300,000 shares of the Company's common shares.

On January 17, 2006, the Company signed a consulting agreement for which the consultant will provide a 3-months service to the Company for a monthly compensation of $3,333 with options to purchase 50,000 shares of the Company's stock option.

On June 15, 2006, the Company signed a consulting agreement for which the consultant will provide a 12-months service to the Company for a monthly compensation of $2,500 with options to purchase 200,000 shares of the Company's stock option and 50,000 shares of the Company's common shares.

Until May 9, 2007, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.